Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated August 12, 2026, except for the restatement disclosed in Note 2, as to which the date is October 2, 2026, relating to the consolidated financial statements of IPFX PubCo, Inc. as of June 30, 2026 and for the period from June 4, 2026 (inception) through June 30, 2026, which includes explanatory paragraphs regarding the restatement of the financial statements and the Company’s ability to continue as a going concern and is included in such Prospectus. We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 2, 2026